Ceasing Control of Credit Suisse Managed
Futures Strategy Fund A

As of October 31, 2016, TD Ameritrade owned
823,539 shares of the Fund, which represented
23.54% of the Fund.    As of April 30, 2017 No
Shareholder owned 25% of the Fund.
Accordingly, Shareholder ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Managed
Futures Strategy Fund C

As of October 31, 2016, Pershing owned 39,844 shares of the Fund, which represented 11.52% of the Fund and UBS, owned 38,731 shares of the Fund which represented 11.20% of the Fund. As of April 30, 2017 No shareholder owned 25% or more of the Fund. Accordingly, Shareholder has ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Managed
Futures Strategy Fund I

As of October 31, 2016, Merchant Holdings
("Shareholder") owned 4,654,143 shares of the
Fund, which represented 39.89% of the outstanding
shares.   As of April 30, 2017, Charles Schwab
owned 4,054,871 shares of the Fund, which represented 29.71% of the Fund. Accordingly, Shareholder ceased to be a controlling person of the Fund